EXHIBIT 99.1

PRESS RELEASE ISSUED OCTOBER 24, 2006

☐NEWS☐

FOR IMMEDIATE RELEASE: October 24, 2006

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Sr. Vice President/GM
Galaxy Energy	Warren Laird, Senior Account Executive
(360) 945-0395	CTA Integrated Communications
(800) 574-4294	(303) 665-4200

Galaxy Energy Signs Letter of Intent to Sell Powder River Assets for $45 Million and Opts Not to Move Ahead with Plan to Sell Piceance Basin Assets to Exxel Energy

PetroHunter Energy Corporation signs letter of intent to purchase all of Galaxy’s Powder River Basin assets, Galaxy to retain its Piceance Basin assets

Denver, Colo. – October 24, 2006 – Galaxy Energy Corporation (Amex: GAX) and its wholly owned subsidiary Dolphin Energy Corporation have signed a non-binding letter of intent with PetroHunter Energy Corporation under which the parties agree to negotiate and attempt to reach final agreement for the purchase of all of Galaxy’s and Dolphin’s oil and gas interests in the Powder River Basin of Wyoming and Montana.

Under the letter of intent, signed on October 23, 2006, PetroHunter has stated its intention to pay $45 million to acquire Dolphin’s interest, with $20 million to be paid in cash and $25 million to be paid in PetroHunter common stock. The parties have committed to negotiate and attempt to enter into a Purchase and Sale Agreement (“PSA”) within the next thirty days. The PSA will be subject to PetroHunter obtaining financing on terms acceptable to PetroHunter, approval by Galaxy’s senior lenders, and various other terms and conditions.

Dolphin owns an average 86% working interest in 197 oil and gas wells in the Powder River Basin. Twenty-two wells are currently selling gas at an average rate of 850,000 cubic feet a day. The remaining wells are in various stages of dewatering, shut-in waiting on pipeline, or waiting to be completed.

Galaxy Energy has determined not to proceed with a Purchase and Sale Agreement for the sale of Galaxy’s interest in its unconventional natural gas properties in the Piceance Basin of Colorado with Exxel Energy Corporation's wholly owned subsidiary, Exxel Energy (USA) Inc. Galaxy intends to retain ownership of its Piceance Basin interests at this time.

About Galaxy Energy

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, is focusing on acquiring and developing coalbed methane in the Powder River Basin of Wyoming and other unconventional natural gas properties in the Piceance Basin of Colorado, in addition to exploration activities in Germany and Romania. The Company conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.

Forward Looking Statement

This press release consists of forward looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the Company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, http://www.galaxyenergy.com/ or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Warren Laird of CTA Integrated Communications at (303) 665-4200, Tina Cameron, Renmark Financial Communications at (514) 939-3989 or Kathleen Heaney (203) 803-3585 of Integrated Corporate Relations.

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